Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Entech Solar, Inc. and Subsidiaries

We hereby consent to the use in the Prospectus, constituting a part of this Registration Statement on Form S-1, Amendment No. 7, of Entech Solar, Inc. and Subsidiaries of our report dated March 31, 2010, relating to the consolidated financial statements (which report expresses and unqualified opinion and included an explanatory paragraph relating to Entech Solar, Inc.’s ability to continue as a going concern) as of December 31, 2009 and 2008 and for the two years ended December 31, 2009, which appears elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner, & Mattia, LLP

Edison, New Jersey

July 26, 2010